EXHIBIT 99.2

Sinoenergy Corporation Announces Conference Call to Discuss First Quarter 2009 Results

  BEIJNG, Feb. 23 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN) ("Sinoenergy" or the "Company"), developer and operator of retail Compressed Natural Gas (CNG) filling stations in the People's Republic of China, and a manufacturer of CNG transport truck trailer, CNG filling station equipment and CNG fuel conversion kits for automobiles, today announced that the Company will host a conference call at 9:00 a.m. EST on Wednesday, Feb. 25, 2009 to discuss results for the quarter ended December 31, 2008.

  To participate in this live conference call, please dial 800 688 0796 five to ten minutes prior to the scheduled conference call time. International callers should dial 617.614.4070. The conference passcode is 397 189 12.

  For those who are unable to participate in the conference call at this time, a replay will be available for fourteen days starting on Wednesday, Feb. 25, at 11:00 a.m. EST. To access the replay, please dial 888-286-8010. International callers should dial 617-801-6888. The replay passcode is 10031609.

  About Sinoenergy

  Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of compressed natural gas (CNG) transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries.

  Safe Harbor Statement

  This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding  CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

  For more information, please contact:

  Sinoenergy Corporation
  Mr. Shiao Ming Sheng, CFO
  Phone: +86-10-8492-8149
  Email:  sheng@sinoenergycorporation.com
  Web:   http://www.sinoenergycorporation.com

SOURCE  Sinoenergy Corporation